EXHIBIT 10.1
AMENDMENT NUMBER TWO
TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

    THIS AMENDMENT NUMBER TWO TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is dated as of September 19, 2025 with an effective date of January 1, 2025 (the “Effective Date”), between Sinclair Television Group, Inc., a Maryland corporation ("STG" or “Company”), and Rob Weisbord ("Employee") to that certain Amended and Restated Employment Agreement effective as of January 1, 2020, as previously amended by that certain Amendment Number One to Amended and Restated Employment Agreement effective as of January 1, 2023 (as amended, collectively, the “Agreement”).

WHEREAS, all capitalized terms shall have the same meaning as ascribed to them in the Agreement; and

WHEREAS, subject to the terms of the Agreement, it is the intent of the parties hereto to amend the Agreement in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.Section 1.1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    report to the employee with the title of President and/or CEO of SBG or STG as of January 1, 2025 (the “SBG CEO”), or, if such SBG CEO is no longer employed by SBG, the Executive Chairman of Sinclair, Inc. (“SBG Chairman”);”
2.The Agreement is amended by deleting all references to “SBG CEO” and replacing such references with “SBG CEO or SBG Chairman, as applicable.”
3.Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.1.    Term.    The term of Employee's employment under this Agreement (the “Employment Term”) shall begin on the Effective Date and continue until December 31, 2027, or the earlier termination of Employee’s employment in accordance with Section 4 of this Agreement. Notwithstanding anything to the contrary, Company shall have unilateral options (each an “Extension Option”) to extend the Employment Term for up to two additional 12-month periods (each, an “Extension Term”), with the first Extension Term extending the Employment Term through December 31, 2028, and the second Extension Term extending the Employment Term through December 31, 2029. Company may exercise each such extension option by providing written notice to Employee on or prior to August 31st of the final calendar year of the then-current Employment Term. If Company exercises an extension option, all terms and conditions of this Agreement shall continue in full force and effect

EXHIBIT 10.1
during the applicable Extension Term, unless otherwise modified in a written agreement signed by both parties.”
4.Section 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3.1    Compensation. Employee’s annual base salary shall be One Million Dollars ($1,000,000) effective January 1, 2025 through the end of the Employment Term (“Base Salary”). Company agrees that the foregoing Base Salary cannot be reduced. In addition, the Employee will be eligible to certain Incentive Compensation as further described in Section 3.2 of this Agreement.”
5.The first sentence of Section 3.2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Employee will be eligible for (i) annual cash bonus compensation during each year of the Employment Term in the amount of up to One Million Dollars ($1,000,000) which may be based on revenue, cash flow targets, and/or other bonus criteria as further detailed in a separate “Deal Sheet” to be provided to Employee in writing, and subject to change each subsequent year, after consultation with SBG management, by SBG’s Compensation Committee (“Comp Committee”), in its absolute and complete discretion (the “Annual Bonus”), (ii) an annual exceeds cash bonus during each year of the Employment Term in the amount of up to Six Hundred Thousand Dollars ($600,000), as determined by the Comp Committee and which may be based on bonus criteria relating to time sales as described in a separate “Deal Sheet” (the “Exceeds Bonus”), and (iii) an additional executive performance bonus based on terms set forth by the Comp Committee for other similarly situated executives of up to Eight Hundred Thousand Dollars ($800,000) for calendar year 2025, with annual increases thereafter in the amount of Three Percent (3%) for each subsequent calendar year of the Employment Term (“Executive Performance Bonus”, and, together with the Annual Bonus and Exceeds Bonus, collectively, the “Bonus”).”
6.Section 3.2(b)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Subject to a final review and approval of any adjustments downward, but not upward, thereto by the Comp Committee, and provided that (x) Employee's employment has not terminated under Section 4.l(a) of this Agreement; and (y) all conditions of the Comp Committee’s executive compensation plan for similarly situated executives have been met and permit same, SBG will make an annual grant, in the first quarter of the following year, to Employee in the form of restricted stock (“Restricted Stock”) in the amount of (i) One Million Five Hundred Fifty Thousand Dollars ($1,550,000) for calendar year 2025, (ii) One Million Two

EXHIBIT 10.1
Hundred Sixty Thousand Dollars ($1,260,000) for calendar year 2026 and (iii) One Million Three Hundred Twenty-Three Thousand Dollars ($1,323,000) for calendar year 2027, with annual increases thereafter in the amount of Five Percent (5%) for each subsequent calendar year of the Employment Term, if applicable (each a “Restricted Stock Grant”), provided however if other similarly situated executives receive Restricted Stock in lieu of previously granted stock appreciation rights, Employee shall be entitled to receive similar amount of Restricted Stock (in comparable percentage as compared to other similarly situated executives). Each Restricted Stock Grant shall have a two-year vesting period, with 50% vesting on each of the first and second anniversaries of the applicable grant date; provided, however, that, in the event Company declines to exercise any Extension Option, any unvested Restricted Stock as of the later of January 1, 2028 or the end of such Extension Option, shall immediately vest.”
7.Section 3.2(b)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“In addition to any Bonus or Restricted Stock Grant paid to the Employee under Sections 3.2(a) and 3.2(b)(i) above or as may be otherwise provided for under this Agreement, and provided that (x) Employee's employment has not terminated under Section 4.1(a) of this Agreement as of the date of any payment under this Section 3.2(b)(ii), and (y) the Sinclair Broadcast Group, Inc. 2022 Stock Incentive Plan (“SIP”) has been met, SBG may, during each year of the Employment Term and subject to a final determination and approval thereof by the Comp Committee, make a grant to Employee under the SIP (each a “SIP Grant”).”
8.Section 3.2(b)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Terms. Each Restricted Stock Grant or SIP Grant (sometimes referred to in this Agreement collectively as the “Section 3.2 Grants”) shall be granted pursuant to the terms of a written award agreement between SBG and Employee, which award agreement shall be issued pursuant to either the (i) SIP and/or (ii) any successor plan(s) to the SIP (all such plans are sometimes collectively referred to in this Agreement, as the “Incentive Plans”). All Section 3.2 Grants made under this Agreement shall consist of restrictions which shall be as determined by the Comp Committee at the time of issuance and shall, at all times, be consistent with similar grants applicable to the other grants issued to others at the Company at the time the Employee is issued his grants. It is intended that all Section 3,2 Grants made under this Agreement shall be awarded pursuant to the terms of an Employee's award agreement, which may contain other terms and conditions which are not inconsistent with the provisions of this Section 3.2 and the Incentive Plans; and that such other terms and conditions shall not impair, diminish or limit in any way the rights of Employee from those

EXHIBIT 10.1
contemplated by this Section 3.2 or impose any conditions on Employee's right to receive and retain the value provided by, any such Section 3.2 Grant.”
9.Section 3.2(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
“3.2(c) Longevity Bonus Compensation. Provided that Employee has been continually employed in good standing by the Company from the date of the Agreement to and including January 1, 2027, the Company agrees to pay Employee a one-time special longevity bonus in the amount of Five Million Dollars ($5,000,000) (“Guaranteed Longevity Bonus”) payable in twelve equal monthly payments beginning on January 1, 2027 and ending on December 1, 2027. In the event that Employee’s employment is terminated pursuant to Section 4.1(a)(7) (due to Change in Control), then the Company’s successor shall pay Employee the Guaranteed Longevity Bonus in a lump sum payment within thirty (30) days after the Termination Date in the form of cash. If earned as set forth herein, the Guaranteed Longevity Bonus shall be due and payable in full regardless if the Employee elects to continue to provide services thereafter to the Company or any successor entity thereto either as an employee or consultant.
10.The Agreement is amended by deleting all references to “SARS” and replacing such references with “Restricted Stock.”
11.Section 4.1(d) of the Agreement is hereby amended by deleting subsection (iii) and replacing it with the following:

“; or (iii) beginning in calendar year 2026, a more than five percent (5.0%) reduction in Employee’s Base Salary from the applicable Base Salary applicable to the immediately preceding calendar year (other than a reduction consistent with a company-wide reduction in pay affecting substantially all executive employees of SBG and its subsidiaries).”
12.Section 4.2(a)(4) of the Agreement is hereby deleted in its entirety and replaced with the following:

“4.    provided that the Termination Date occurs prior to January 1, 2027 and Employee is not entitled to any Guaranteed Longevity Bonus, within thirty (30) days after the Termination Date, Company shall pay Employee a lump sum separation payment in the amount equal to one month’s Base Salary in effect at the time of termination (not including bonuses) for each full year of his continuous employment with the Company (the “Separation Payment”).”
13.Section 4.2(a) of the Agreement is hereby amended by adding the following subsection:

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“5.    The pro-rata portion of the Bonus for the calendar year through the Termination Date when paid by the Employer.”
14.Section 4.2(b) of the Agreement is hereby amended by adding the following subsection:

“4.    The pro-rata portion of the Bonus for the calendar year through the Termination Date when paid by the Employer.”
15.Section 4.2 of the Agreement is hereby amended by adding the following new subsection 4.2(f):

“(f)    Notwithstanding anything to the contrary herein, in no event shall Employee receive a Separation Payment if, as of the Termination Date, Employee has received (or is eligible to receive) the Guaranteed Longevity Bonus.”
16.The Agreement is hereby amended to delete Exhibit A in its entirety and to replace the prior contacts of Exhibit B with the SIP.
17.This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one instrument that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart. This Amendment may be executed and/or delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly executed and delivered and be valid and effective for all purposes. This Amendment shall be considered to have been executed by a person if there exists a photocopy, facsimile copy or electronic/PDF copy of an original hereof or of a counterpart hereof that has been signed by such person. Any photocopy, facsimile copy or electronic/PDF copy of this instrument or a counterpart hereof shall be admissible into evidence in any proceeding as though the same were an original.
18.Except as expressly provided herein, the Agreement shall not be amended or modified by this Amendment and each of the terms thereof shall continue in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

EXHIBIT 10.1
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

SINCLAIR TELEVISION GROUP, INC.
a Maryland corporation

By: /s/ Christopher Ripley
Name:    Chris Ripley
Title:    President and Chief Executive Officer

EMPLOYEE:
/s/ Rob Weisbord
ROB WEISBORD